PRESS RELEASE – FOR IMMEDIATE RELEASE
April 27, 2020
Centreville Bank and PB Bancorp, Inc. Announce Receipt of Regulatory
Approvals and Targeted Closing Date of Pending Merger

West Warwick, Rhode Island and Putnam, Connecticut – Centreville Bank, a Rhode Island-chartered savings bank, and PB Bancorp, Inc. (NASDAQ Capital Market: PBBI) jointly announced today that all regulatory approvals relating to the acquisition by Centreville Bank of  PB Bancorp and its wholly owned subsidiary, Putnam Bank, have been received.  PB Bancorp shareholders previously approved the merger at a special meeting of shareholders on February 7, 2020.  The merger is targeted to close before the opening of business on May 1, 2020.

Under the terms of the merger agreement, PB Bancorp shareholders will receive cash of $15.25 for each share of PB Bancorp. After the closing, Centreville will provide instructions to PB Bancorp shareholders for exchanging their stock certificates for the cash payment.

About Centreville Bank
Founded in 1828 and headquartered in West Warwick, Rhode Island, Centreville Bank is a full-service mutual bank operating through seven branch locations in Coventry, Cranston, East Greenwich, Narragansett, North Kingstown, West Greenwich, and West Warwick, with total assets of $1.34 billion as of December 31, 2019. For more information, please visit www.centrevillebank.com.
About PB Bancorp, Inc. and Putnam Bank
PB Bancorp, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a state-chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. PB Bancorp, Inc.’s common stock trades on the NASDAQ Capital Market under the symbol “PBBI”.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements regarding the anticipated closing date of the transaction. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof.  None of PB Bancorp, Inc., Putnam Bank or Centreville Bank undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.
Media Contacts:
Centreville Bank – Jay Conway, RDW Group, Providence, Rhode Island, (401) 553-5103
Putnam Bank – Thomas A. Borner, President and CEO, (860) 928-6501